Michael J. Woodall
Chief of Operations	100 Federal Street
Putnam Investor	Boston, MA 02110
Services

July 2020

Dear Shareholder:

It’s urgent that you vote as soon as possible on a proposal that affects your investment in one or more Putnam funds.

In March, we requested your vote to approve the merger of your fund(s) into Putnam Focused Equity Fund. To date, our records indicate that we have not received it.

The April 15, 2020, shareholder meeting to decide on this proposal for your fund(s) was adjourned for a second time because there was insufficient participation from shareholders. This meeting will be reconvened on July 8, 2020, at 11:00 a.m. Eastern Time.

Your vote is critical to reach the participation level required to approve this proposal.
It’s important to note that two entities recommend that shareholders vote in favor of the proposals listed in the proxy. They are:

□ Institutional Shareholder Services (ISS), a company that provides in-depth, objective proxy research and provides informed voting recommendations

□ The funds’ Boards of Trustees, which are over 75% independent and oversee the funds on behalf of investors

Please vote now to avoid additional solicitation.

Voting is easy and will only take a few minutes.
The fastest and easiest way to vote is by visiting the website listed on the enclosed proxy card. Alternatively, you can vote by returning the enclosed proxy card.

If you have questions or need assistance with voting your shares, please call our proxy information line at 833-501-4818.

Thank you for your prompt attention to this matter.

Sincerely,

322315 6/20